Exhibit 99.1

Live Oak Ventures Exits Payrailz Continuing Its Investment Momentum

WILMINGTON, N.C., September 6, 2022 -- Live Oak Ventures has exited its investment in Payrailz, LLC (Payrailz) a digital payments platform, recently acquired by Jack Henry & Associates, Inc. (Jack Henry). Live Oak anticipates an estimated pre-tax gain of approximately $28 million, subject to final adjustments.

“This is the third investment by Live Oak that has had a greater than 9x return.  We are proud of the success we are seeing in our investment strategy – partnering with industry veterans to address challenges in banking, and particularly in small business banking,” said Stephanie Mann, Live Oak’s Chief Strategy Officer. “Fran Duggan and Paul Franko, Payrailz founders, have modernized payment solutions for banking and we look forward to continuing on our product roadmap as they join Jack Henry.”

Live Oak Bank has been an early adopter of Payrailz’ bill pay products, and other payments technologies within its small business checking product. Live Oak Ventures realized a $121 million gain when exiting Finxact earlier this year, as well as $61 million in cash and noncash gains in Greenlight Financial Technology since Live Oak’s first investment in 2018. Live Oak holds investments in 11 portfolio companies with a total estimated implied market value of approximately $150 million, excluding Payrailz, as of June 30, 2022. Estimated implied value is based on most recent transaction data and not necessarily indicative of current or future value.

About Live Oak Ventures

Live Oak Ventures, a wholly owned subsidiary of Live Oak Bancshares (NASDAQ: LOB), is a fintech-focused company that aims to bring innovation, efficiency, and excellence to the forefront of the banking industry. By investing in companies that accelerate the delivery of open digital solutions to the market, Live Oak Ventures intends to change the landscape of financial services.

Contact:
Claire Parker, SVP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank